SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information To Be Included In Statements Filed

Pursuant To § 240.13d-1(b), (c) And (d) And

Amendments Thereto Filed Pursuant To § 240.13d-2

(Amendment No. 23)*

OLD DOMINION FREIGHT LINE, INC.

(Name of Issuer)

Common Stock (par value $0.10 per share)

(Title of Class of Securities)

679580100

(CUSIP Number)

December 31, 2017

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) David S. Congdon
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 1,957,776 (See Item 4)
	6.	SHARED VOTING POWER 2,734,864 (See Item 4)
	7.	SOLE DISPOSITIVE POWER 1,957,776 (See Item 4)
	8.	SHARED DISPOSITIVE POWER 2,734,864 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,692,640
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.7%
12.	TYPE OF REPORTING PERSON IN (See Item 4)

Page 2 of 42 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) David S. Congdon Revocable Trust, dated December 3, 1991
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 597,243 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 597,243 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 597,243
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 3 of 42 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Irrevocable Trust, dated December 18, 1998, fbo Marilyn Congdon
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 92,715 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 92,715 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 92,715
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 4 of 42 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Irrevocable Trust, dated December 18, 1998, fbo Kathryn Congdon
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 92,716 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 92,716 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 92,716
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 5 of 42 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Irrevocable Trust, dated December 18, 1998, fbo Ashlyn Congdon
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 92,716 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 92,716 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 92,716
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 6 of 42 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Ashlyn Lane Congdon Revocable Intervivos Trust, dated December 7, 2010
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 152,293 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 152,293 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 152,293
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 7 of 42 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Kathryn Congdon Harrell Grantor Retained Annuity Trust 2016
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 66,707 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 66,707 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 66,707
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 8 of 42 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Kathryn Congdon Harrell Grantor Retained Annuity Trust 2017
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 50,000 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 50,000 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,000
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 9 of 42 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Marilyn Congdon Nowell Grantor Retained Annuity Trust 2016
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 66,707 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 66,707 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 66,707
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 10 of 42 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Marilyn Congdon Nowell Grantor Retained Annuity Trust 2017
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 25,000 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 25,000 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,000
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 11 of 42 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 1998 Earl E. Congdon Family Trust
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Virginia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 316,405 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 316,405 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 316,405
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 12 of 42 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Earl and Kathryn Congdon Family Irrevocable Trust - 2011
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 318,357 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 318,357 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 318,357
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 13 of 42 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Helen S. Congdon Revocable Inter Vivos Trust, dated April 24, 2012
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 89,384 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 89,384 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 89,384
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 14 of 42 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) David S. Congdon Grantor Retained Annuity Trust 2016
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 175,598 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 175,598 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 175,598
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 15 of 42 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) David S. Congdon Grantor Retained Annuity Trust 2017
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 150,000 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 150,000 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 150,000
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 16 of 42 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) David S. Congdon Irrevocable Trust #2, dated November 18, 1999
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 299,251 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 299,251 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 299,251
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 17 of 42 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 307,225 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 307,225 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 307,225
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 18 of 42 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Earl E. Congdon GRAT Remainder Trust
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 645,976 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 645,976 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 645,976
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.8%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 19 of 42 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) David S. Congdon Irrevocable Trust #1 FBO Kathryn Harrell
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 209,925 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 209,925 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 209,925
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 20 of 42 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) David S. Congdon Irrevocable Trust #1 FBO Marilyn Nowell
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 209,926 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 209,926 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 209,926
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 21 of 42 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) David S. Congdon Irrevocable Trust #1 FBO Ashlyn Congdon
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 209,925 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 209,925 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 209,925
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 22 of 42 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Kathryn Leigh Congdon Revocable Declaration of Trust, dated May 23, 2006
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 25,004 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 25,004 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,004
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 23 of 42 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Marilyn Marie Congdon Revocable Declaration of Trust, dated May 23, 2006
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 50,004 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 50,004 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,004
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 24 of 42 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Audrey Congdon Irrevocable Trust #1 FBO Megan Oglesby
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 192,890 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 192,890 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 192,890
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 25 of 42 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Audrey Congdon Irrevocable Trust #1 FBO Seth Yowell
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 192,891 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 192,891 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 192,891
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 26 of 42 pages

CUSIP No. 679580100

Item 1.

(a)	Name of Issuer:

Old Dominion Freight Line, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

500 Old Dominion Way

Thomasville, NC 27360

Item 2.

(a)	Names of Persons Filing:

(i)	David S. Congdon

(ii)	David S. Congdon Revocable Trust, dated December 3, 1991

(iii)	Irrevocable Trust, dated December 18, 1998, fbo Marilyn Congdon

(iv)	Irrevocable Trust, dated December 18, 1998, fbo Kathryn Congdon

(v)	Irrevocable Trust, dated December 18, 1998, fbo Ashlyn Congdon

(vi)	Ashlyn Lane Congdon Revocable Intervivos Trust, dated December 7, 2010

(vii)	Kathryn Congdon Harrell Grantor Retained Annuity Trust 2016

(viii)	Kathryn Congdon Harrell Grantor Retained Annuity Trust 2017

(ix)	Marilyn Congdon Nowell Grantor Retained Annuity Trust 2016

(x)	Marilyn Congdon Nowell Grantor Retained Annuity Trust 2017

(xi)	1998 Earl E. Congdon Family Trust

(xii)	Earl and Kathryn Congdon Family Irrevocable Trust—2011

(xiii)	Helen S. Congdon Revocable Inter Vivos Trust, dated April 24, 2012

(xiv)	David S. Congdon Grantor Retained Annuity Trust 2016

(xv)	David S. Congdon Grantor Retained Annuity Trust 2017

(xvi)	David S. Congdon Irrevocable Trust #2, dated November 18, 1999

(xvii)	Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004

(xviii)	Earl E. Congdon GRAT Remainder Trust

(xix)	David S. Congdon Irrevocable Trust #1 FBO Kathryn Harrell

(xx)	David S. Congdon Irrevocable Trust #1 FBO Marilyn Nowell

(xxi)	David S. Congdon Irrevocable Trust #1 FBO Ashlyn Congdon

(xxii)	Kathryn Leigh Congdon Revocable Declaration of Trust, dated May 23, 2006

(xxiii)	Marilyn Marie Congdon Revocable Declaration of Trust, dated May 23, 2006

(xxiv)	Audrey Congdon Irrevocable Trust #1 FBO Megan Oglesby

(xxv)	Audrey Congdon Irrevocable Trust #1 FBO Seth Yowell

(b)	Address of Principal Business Office or, if None, Residence:

As to (i) through (xi), (xiii) through (xvii), and (xix through xxv):	500 Old Dominion Way Thomasville, NC 27360

As to (xii) and (xviii):	20 Harborage Isle Fort Lauderdale, FL 33316

Page 27 of 42 pages

CUSIP No. 679580100

(c)	Citizenship:

As to (i)	USA
As to (ii) through (x), (xiii) through (xvii), (xix-xxv)	North Carolina
As to (xi)	Virginia
As to (xii) and (xviii):	Florida

(d)	Title of Class of Securities:

Common Stock ($0.10 par value)

(e)	CUSIP Number:

679580100

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable. This is a joint filing by the persons identified in Item 2, above, pursuant to Rules 13d-1(d) and Rule 13d-1(k) but not a group filing.

Item 4.	Ownership.

The securities reported herein are beneficially owned by David S. Congdon, the David S. Congdon Revocable Trust, dated December 3, 1991, the Irrevocable Trust, dated December 18, 1998, fbo Marilyn Congdon, the Irrevocable Trust, dated December 18, 1998, fbo Kathryn Congdon, the Irrevocable Trust, dated December 18, 1998, fbo Ashlyn Congdon, the Ashlyn Lane Congdon Revocable Intervivos Trust, dated December 7, 2010, the Kathryn Congdon Harrell Grantor Retained Annuity Trust 2016, the Kathryn Congdon Harrell Grantor Retained Annuity Trust 2017, the Marilyn Congdon Nowell Grantor Retained Annuity Trust 2016, the Marilyn Congdon Nowell Grantor Retained Annuity Trust 2017, the 1998 Earl E. Congdon Family Trust, the Earl and Kathryn Congdon Family Irrevocable Trust—2011, the Helen S. Congdon Revocable Inter Vivos Trust, dated April 24, 2012, the David S. Congdon Grantor Retained Annuity Trust 2016, the David S. Congdon Grantor Retained Annuity Trust 2017, the David S. Congdon Irrevocable Trust #2, dated November 18, 1999, the Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004, the Earl E. Congdon GRAT Remainder Trust, the David S. Congdon Irrevocable Trust #1 FBO of Kathryn Harrell, the David S. Congdon Irrevocable Trust #1 FBO Marilyn Nowell, the David S. Congdon Irrevocable Trust #1 FBO Ashlyn Congdon, the Kathryn Leigh Congdon Revocable Declaration of Trust, dated May 23, 2006, the Marilyn Marie Congdon Revocable Declaration of Trust, dated May 23, 2006, the Audrey Congdon Irrevocable Trust #1 FBO Megan Oglesby, and the Audrey Congdon Irrevocable Trust #1 FBO Seth Yowell. The total securities reported is 4,692,640 shares of the Issuer’s Common Stock, which constitutes 5.7% of such shares as of December 31, 2017.

As of December 31, 2017, David S. Congdon has sole voting and dispositive power with respect to 1,957,776 shares (2.4%) of the Issuer’s Common Stock, of which 7,738 shares are held directly by David S. Congdon, 56,044 shares are held by David S. Congdon in his 401(k) plan, 597,243 shares are held by the David S. Congdon Revocable Trust, dated December 3, 1991, 92,715 shares are held by an Irrevocable Trust, dated December 18, 1998,

Page 28 of 42 pages

CUSIP No. 679580100

fbo Marilyn Congdon, 92,716 shares are held an Irrevocable Trust, dated December 18, 1998, fbo Kathryn Congdon, 92,716 shares are held by an Irrevocable Trust, dated December 18, 1998, fbo Ashlyn Congdon, 175,598 shares are held by the David S. Congdon Grantor Retained Annuity Trust 2016, 150,000 shares are held by the David S. Congdon Grantor Retained Annuity Trust 2017, 307,225 shares are held by the Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004, 192,890 shares are held by the Audrey Congdon Irrevocable Trust #1 FBO Megan Oglesby, and 192,891 shares are held by the Audrey Congdon Irrevocable Trust #1 FBO Seth Yowell. He shares voting and dispositive power with respect to 2,734,864 shares (3.3%) of the Issuer’s Common Stock, consisting of 152,293 shares held by the Ashlyn Lane Congdon Revocable Intervivos Trust, dated December 7, 2010, 66,707 shares held by the Kathryn Congdon Harrell Grantor Retained Annuity Trust 2016, 50,000 shares held by the Kathryn Congdon Harrell Grantor Retained Annuity Trust 2017, 66,707 shares held by the Marilyn Congdon Nowell Grantor Retained Annuity Trust 2016, 25,000 shares held by the Marilyn Congdon Nowell Grantor Retained Annuity Trust 2017, 316,405 shares held by the 1998 Earl E. Congdon Family Trust, 318,357 shares held by the Earl and Kathryn Congdon Family Irrevocable Trust – 2011, 89,384 shares held by the Helen S. Congdon Revocable Inter Vivos Trust, dated April 24, 2012, 299,251 shares held by the David S. Congdon Irrevocable Trust #2, dated November 18, 1999, 645,976 shares held by the Earl E. Congdon GRAT Remainder Trust, 209,925 shares held by the David S. Congdon Irrevocable Trust #1 FBO Kathryn Harrell, 209,926 shares held by the David S. Congdon Irrevocable Trust #1 FBO Marilyn Nowell, 209,925 shares held by the David S. Congdon Irrevocable Trust #1 FBO Ashlyn Congdon, 25,004 shares held by the Kathryn Leigh Congdon Revocable Declaration of Trust, dated May 23, 2006, and 50,004 shares held by the Marilyn Marie Congdon Revocable Declaration of Trust, dated May 23, 2006. David S. Congdon beneficially owns a total of 4,692,640 shares (5.7%) of the Issuer’s Common Stock.

As of December 31, 2017, the David S. Congdon Revocable Trust, dated December 3, 1991, owns directly 597,243 shares (0.7%) of the Issuer’s Common Stock. David S. Congdon, as Trustee, has sole voting and sole dispositive power over those shares.

As of December 31, 2017, an Irrevocable Trust, dated December 18, 1998, fbo Marilyn Congdon, has sole voting and dispositive power with respect to 92,715 shares (0.1%) of the Issuer’s Common Stock. David S. Congdon is the Trustee. Marilyn Congdon is a child of David S. Congdon.

As of December 31, 2017, an Irrevocable Trust, dated December 18, 1998, fbo Kathryn Congdon, has sole voting and dispositive power with respect to 92,716 shares (0.1%) of the Issuer’s Common Stock. David S. Congdon is the Trustee. Kathryn Congdon is a child of David S. Congdon.

As of December 31, 2017, an Irrevocable Trust, dated December 18, 1998, fbo Ashlyn Congdon, has sole voting and dispositive power with respect to 92,716 shares (0.1%) of the Issuer’s Common Stock. David S. Congdon is the Trustee. Ashlyn Congdon is a child of David S. Congdon.

As of December 31, 2017, the Ashlyn Lane Congdon Revocable Intervivos Trust, dated December 7, 2010, beneficially owns 152,293 shares (0.2%) of the Issuer’s Common Stock. Although Mr. Congdon’s daughter, Ashlyn Congdon, as Trustee, has sole voting and dispositive power over these shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

Page 29 of 42 pages

CUSIP No. 679580100

As of December 31, 2017, the Kathryn Congdon Harrell Grantor Retained Annuity Trust 2016 beneficially owns 66,707 shares (0.0%) of the Issuer’s Common Stock. Although Mr. Congdon’s daughter, Kathryn Congdon Harrell, has sole voting and dispositive power over these shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

As of December 31, 2017, the Kathryn Congdon Harrell Grantor Retained Annuity Trust 2017 beneficially owns 50,000 shares (0.0%) of the Issuer’s Common Stock. Although Mr. Congdon’s daughter, Kathryn Congdon Harrell, has sole voting and dispositive power over these shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

As of December 31, 2017, the Marilyn Congdon Nowell Grantor Retained Annuity Trust 2016 beneficially owns 66,707 shares (0.0%) of the Issuer’s Common Stock. Although Mr. Congdon’s daughter, Marilyn Congdon Nowell, has sole voting and dispositive power over these shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

As of December 31, 2017, the Marilyn Congdon Nowell Grantor Retained Annuity Trust 2017 beneficially owns 25,000 shares (0.0%) of the Issuer’s Common Stock. Although Mr. Congdon’s daughter, Marilyn Congdon Nowell, has sole voting and dispositive power over these shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

As of December 31, 2017, the 1998 Earl E. Congdon Family Trust, dated July 23, 2003, beneficially owns 316,405 shares (0.4%) of the Issuer’s Common Stock. David S. Congdon is Co-Trustee of that trust.

As of December 31, 2017, the Earl and Kathryn Congdon Family Irrevocable Trust—2011 owns 318,357 shares (0.4%) of the Issuer’s Common Stock. David S. Congdon is Co-Trustee of that trust.

As of December 31, 2017, the Helen S. Congdon Revocable Inter Vivos Trust, dated April 24, 2012, owns directly 89,384 shares (0.1%) of the Issuer’s Common Stock. Although Mr. Congdon’s wife, Helen Congdon, as Trustee, has sole voting and sole dispositive power over those shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

As of December 31, 2017, David S. Congdon, as Trustee and grantor of the David S. Congdon Grantor Retained Annuity Trust 2016, has sole voting and dispositive power with respect to 175,598 shares (0.2%) of the Issuer’s Common Stock held by the David S. Congdon Grantor Retained Annuity Trust 2016.

As of December 31, 2017, David S. Congdon, as Trustee and grantor of the David S. Congdon Grantor Retained Annuity Trust 2017, has sole voting and dispositive power with respect to 150,000 shares (0.2%) of the Issuer’s Common Stock held by the David S. Congdon Grantor Retained Annuity Trust 2017.

Page 30 of 42 pages

CUSIP No. 679580100

As of December 31, 2017, the David S. Congdon Irrevocable Trust #2, dated November 18, 1999, owns directly 299,251 shares (0.4%) of the Issuer’s Common Stock. Although Mr. Congdon’s wife, Helen Congdon, as Trustee, has sole voting and dispositive power over these shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

As of December 31, 2017, the Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004, owns directly 307,225 shares (0.4%) of the Issuer’s Common Stock. David S. Congdon has sole voting and dispositive power over these shares as Trustee of that trust. Audrey L. Congdon is the sister of David S. Congdon.

As of December 31, 2017, the Earl E. Congdon GRAT Remainder Trust beneficially owns 645,976 shares (0.8%) of the Issuer’s Common Stock. David S. Congdon is Co-Trustee of that trust.

As of December 31, 2017, the David S. Congdon Irrevocable Trust #1 FBO Kathryn Harrell beneficially owns 209,925 shares (0.3%) of the Issuer’s Common Stock. Although Mr. Congdon’s wife, Helen Congdon, as Trustee, has sole voting and dispositive power over these shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

As of December 31, 2017, the David S. Congdon Irrevocable Trust #1 FBO Marilyn Congdon beneficially owns 209,926 shares (0.3%) of the Issuer’s Common Stock. Although Mr. Congdon’s wife, Helen Congdon, as Trustee, has sole voting and dispositive power over these shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

As of December 31, 2017, the David S. Congdon Irrevocable Trust #1 FBO Ashlyn Congdon beneficially owns 209,925 shares (0.3%) of the Issuer’s Common Stock. Although Mr. Congdon’s wife, Helen Congdon, as Trustee, has sole voting and dispositive power over these shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

As of December 31, 2017, the Kathryn Leigh Congdon Revocable Declaration of Trust, dated May 23, 2006, beneficially owns 25,004 shares (0.0%) of the Issuer’s Common Stock. Although Mr. Congdon’s daughter, Kathryn Congdon Harrell, as Trustee, has sole voting and dispositive power over these shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

As of December 31, 2017, the Marilyn Marie Congdon Revocable Declaration of Trust, dated May 23, 2006, beneficially owns 50,004 shares (0.0%) of the Issuer’s Common Stock. Although Mr. Congdon’s daughter, Marilyn Congdon Nowell, as Trustee, has sole voting and dispositive power over these shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

As of December 31, 2017, the Audrey Congdon Irrevocable Trust #1 FBO Megan Oglesby beneficially owns 192,890 shares (0.2%) of the Issuer’s Common Stock. David S. Congdon has sole voting and dispositive power over these shares as Trustee of that trust. Audrey L. Congdon is the sister of David S. Congdon.

Page 31 of 42 pages

CUSIP No. 679580100

As of December 31, 2017, the Audrey Congdon Irrevocable Trust #1 FBO Seth Yowell beneficially owns 192,891 shares (0.2%) of the Issuer’s Common Stock. David S. Congdon has sole voting and dispositive power over these shares as Trustee of that trust. Audrey L. Congdon is the sister of David S. Congdon.

(a)	Amount beneficially owned:

(i)	4,692,640

(ii)	597,243

(iii)	92,715

(iv)	92,716

(v)	92,716

(vi)	152,293

(vii)	66,707

(viii)	50,000

(ix)	66,707

(x)	25,000

(xi)	316,405

(xii)	318,357

(xiii)	89,384

(xiv)	175,598

(xv)	150,000

(xvi)	299,251

(xvii)	307,225

(xviii)	645,976

(xix)	209,925

(xx)	209,926

(xxi)	209,925

(xxii)	25,004

(xxiii)	50,004

(xxiv)	192,890

(xxv)	192,891

(b)	Percent of Class:

(i)	5.7%

(ii)	0.7%

(iii)	0.1%

(iv)	0.1%

(v)	0.1%

(vi)	0.2%

(vii)	0.0%

(viii)	0.0%

(ix)	0.0%

(x)	0.0%

(xi)	0.4%

(xii)	0.4%

(xiii)	0.1%

(xiv)	0.2%

(xv)	0.2%

Page 32 of 42 pages

CUSIP No. 679580100

(xvi)	0.4%

(xvii)	0.4%

(xviii)	0.8%

(xix)	0.3%

(xx)	0.3%

(xxi)	0.3%

(xxii)	0.0%

(xxiii)	0.0%

(xxiv)	0.2%

(xxv)	0.2%

(c)	Number of Shares as to which such person has:

(i)	Sole power to vote or to direct the vote

(i)	1,957,776

(ii)	597,243

(iii)	92,715

(iv)	92,716

(v)	92,716

(vi)	-0-

(vii)	-0-

(viii)	-0-

(ix)	-0-

(x)	-0-

(xi)	-0-

(xii)	-0-

(xiii)	-0-

(xiv)	175,598

(xv)	150,000

(xvi)	-0-

(xvii)	307,225

(xviii)	-0-

(xix)	-0-

(xx)	-0-

(xxi)	-0-

(xxii)	-0-

(xxiii)	-0-

(xxiv)	192,890

(xxv)	192,891

(ii)	Shared power to vote or to direct the vote

(i)	2,734,864

(ii)	-0-

(iii)	-0-

(iv)	-0-

(v)	-0-

(vi)	152,293

(vii)	66,707

Page 33 of 42 pages

CUSIP No. 679580100

(viii)	50,000

(ix)	66,707

(x)	25,000

(xi)	316,405

(xii)	318,357

(xiii)	89,384

(xiv)	-0-

(xv)	-0-

(xvi)	299,251

(xvii)	-0-

(xviii)	645,976

(xix)	209,925

(xx)	209,926

(xxi)	209,925

(xxii)	25,004

(xxiii)	50,004

(xxiv)	-0-

(xxv)	-0-

(iii)	Sole power to dispose or to direct the disposition of

(i)	1,957,776

(ii)	597,243

(iii)	92,715

(iv)	92,716

(v)	92,716

(vi)	-0-

(vii)	-0-

(viii)	-0-

(ix)	-0-

(x)	-0-

(xi)	-0-

(xii)	-0-

(xiii)	-0-

(xiv)	175,598

(xv)	150,000

(xvi)	-0-

(xvii)	307,225

(xviii)	-0-

(xix)	-0-

(xx)	-0-

(xxi)	-0-

(xxii)	-0-

(xxiii)	-0-

(xxiv)	192,890

(xxv)	192,891

Page 34 of 42 pages

CUSIP No. 679580100

(iv)	Shared power to dispose or to direct the disposition of

(i)	2,734,864

(ii)	-0-

(iii)	-0-

(iv)	-0-

(v)	-0-

(vi)	152,293

(vii)	66,707

(viii)	50,000

(ix)	66,707

(x)	25,000

(xi)	316,405

(xii)	318,357

(xiii)	89,384

(xiv)	-0-

(xv)	-0-

(xvi)	299,251

(xvii)	-0-

(xviii)	645,976

(xix)	209,925

(xx)	209,926

(xxi)	209,925

(xxii)	25,004

(xxiii)	50,004

(xxiv)	-0-

(xxv)	-0-

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [    ]

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

See information in Item 4, above.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable

Item 8.	Identification and Classification of Members of the Group

See Item 3 and Item 4, above.

Item 9.	Notice of Dissolution of Group

Not Applicable

Page 35 of 42 pages

CUSIP No. 679580100

Item 10.	Certifications

Not Applicable

This report shall not be construed as an admission by the persons filing the report that they are the beneficial owner of any securities covered by this report.

Page 36 of 42 pages

CUSIP No. 679580100

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

February 13, 2018

DAVID S. CONGDON

/s/ David S. Congdon
David S. Congdon

DAVID S. CONGDON REVOCABLE TRUST,

DATED DECEMBER 3, 1991

By:	/s/ David S. Congdon
David S. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER

18, 1998, FBO MARILYN CONGDON

By:	/s/ David S. Congdon
David S. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER

18, 1998, FBO KATHRYN CONGDON

By:	/s/ David S. Congdon
David S. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER

18, 1998, FBO ASHLYN CONGDON

By:	/s/ David S. Congdon
David S. Congdon, Trustee

ASHLYN LANE CONGDON REVOCABLE INTERVIVOS TRUST, DATED DECEMBER 7, 2010

By:	/s/ Ashlyn L. Congdon
Ashlyn L. Congdon, Trustee

KATHRYN CONGDON HARRELL GRANTOR RETAINED ANNUITY TRUST 2016

By:	Atlantic Trust Company, NA, Trustee

By:	/s/ Leah M. Caracheo
Leah M. Caracheo, Senior Vice President

KATHRYN CONGDON HARRELL GRANTOR RETAINED ANNUITY TRUST 2017

By:	Atlantic Trust Company, NA, Trustee

By:	/s/ Leah M. Caracheo
Leah M. Caracheo, Senior Vice President

Page 37 of 42 pages

CUSIP No. 679580100

MARILYN CONGDON NOWELL GRANTOR RETAINED ANNUITY TRUST 2016

By: Atlantic Trust Company, NA, Trustee

By:	/s/ Leah M. Caracheo
Leah M. Caracheo, Senior Vice President

MARILYN CONGDON NOWELL GRANTOR RETAINED ANNUITY TRUST 2017

By: Atlantic Trust Company, NA, Trustee

By:	/s/ Leah M. Caracheo
Leah M. Caracheo, Senior Vice President

1998 EARL E. CONGDON FAMILY TRUST

By:	/s/ David S. Congdon
David S. Congdon, Co-Trustee

EARL AND KATHRYN CONGDON FAMILY IRREVOCABLE TRUST—2011

By:	/s/ David S. Congdon
David S. Congdon, Co-Trustee

HELEN S. CONGDON REVOCABLE INTER VIVOS TRUST, DATED APRIL 24, 2012

By:	/s/ Helen S. Congdon
Helen S. Congdon, Trustee

DAVID S. CONGDON GRANTOR RETAINED ANNUITY TRUST 2016

By:	/s/ David S. Congdon
David S. Congdon, Trustee

DAVID S. CONGDON GRANTOR RETAINED ANNUITY TRUST 2017

By:	/s/ David S. Congdon
David S. Congdon, Trustee

DAVID S. CONGDON IRREVOCABLE TRUST #2, DATED NOVEMBER 18, 1999

By:	/s/ Helen S. Congdon
Helen S. Congdon, Trustee

AUDREY L. CONGDON IRREVOCABLE TRUST #2, DATED MAY 28, 2004

By:	/s/ David S. Congdon
David S. Congdon, Trustee

Page 38 of 42 pages

CUSIP No. 679580100

EARL E. CONGDON GRAT REMAINDER TRUST

By:	/s/ David S. Congdon
David S. Congdon, Co-Trustee

DAVID S. CONGDON IRREVOCABLE TRUST #1 FBO KATHRYN HARRELL

By:	/s/ Helen S. Congdon
Helen S. Congdon, Trustee

DAVID S. CONGDON IRREVOCABLE TRUST #1 FBO MARILYN NOWELL

By:	/s/ Helen S. Congdon
Helen S. Congdon, Trustee

DAVID S. CONGDON IRREVOCABLE TRUST #1 FBO ASHLYN CONGDON

By:	/s/ Helen S. Congdon
Helen S. Congdon, Trustee

KATHRYN LEIGH CONGDON REVOCABLE DECLARATION OF TRUST, DATED MAY 23 2006

By:	/s/ Kathryn C. Harrell
Kathryn C. Harrell, Trustee

MARILYN MARIE CONGDON REVOCABLE DECLARATION OF TRUST, DATED MAY 23 2006

By:	/s/ Marilyn C. Nowell
Marilyn C. Nowell, Trustee

AUDREY CONGDON IRREVOCABLE TRUST #1 FBO MEGAN OGLESBY

By:	/s/ David S. Congdon
David S. Congdon, Trustee

AUDREY CONGDON IRREVOCABLE TRUST #1 FBO SETH YOWELL

By:	/s/ David S. Congdon
David S. Congdon, Trustee

Page 39 of 42 pages

CUSIP No. 679580100

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees to the joint filing with each other of the attached statement on Schedule 13G/A and to all amendments to such statement and that such statement and all amendments to such statement is made on behalf of each of them.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement on February 13, 2018.

DAVID S. CONGDON

/s/ David S. Congdon
David S. Congdon

DAVID S. CONGDON REVOCABLE TRUST, DATED DECEMBER 3, 1991

By:	/s/ David S. Congdon
David S. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO MARILYN CONGDON

By:	/s/ David S. Congdon
David S. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO KATHRYN CONGDON

By:	/s/ David S. Congdon
David S. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO ASHLYN CONGDON

By:	/s/ David S. Congdon
David S. Congdon, Trustee

ASHLYN LANE CONGDON REVOCABLE INTERVIVOS TRUST, DATED DECEMBER 7, 2010

By:	/s/ Ashlyn L. Congdon
Ashlyn L. Congdon, Trustee

KATHRYN CONGDON HARRELL GRANTOR RETAINED ANNUITY TRUST 2016

By: Atlantic Trust Company, NA, Trustee

By:	/s/ Leah M. Caracheo
Leah M. Caracheo, Senior Vice President

Page 40 of 42 pages

CUSIP No. 679580100

KATHRYN CONGDON HARRELL GRANTOR RETAINED ANNUITY TRUST 2017

By: Atlantic Trust Company, NA, Trustee

By:	/s/ Leah M. Caracheo
Leah M. Caracheo, Senior Vice President

MARILYN CONGDON NOWELL GRANTOR RETAINED ANNUITY TRUST 2016

By: Atlantic Trust Company, NA, Trustee

By:	/s/ Leah M. Caracheo
Leah M. Caracheo, Senior Vice President

MARILYN CONGDON NOWELL GRANTOR RETAINED ANNUITY TRUST 2017

By: Atlantic Trust Company, NA, Trustee

By:	/s/ Leah M. Caracheo
Leah M. Caracheo, Senior Vice President

1998 EARL E. CONGDON FAMILY TRUST

By:	/s/ David S. Congdon
David S. Congdon, Co-Trustee

EARL AND KATHRYN CONGDON FAMILY IRREVOCABLE TRUST - 2011

By:	/s/ David S. Congdon
David S. Congdon, Co-Trustee

HELEN S. CONGDON REVOCABLE INTER VIVOS TRUST, DATED APRIL 24, 2012

By:	/s/ Helen S. Congdon
Helen S. Congdon, Trustee

DAVID S. CONGDON GRANTOR RETAINED ANNUITY TRUST 2016

By:	/s/ David S. Congdon
David S. Congdon, Trustee

DAVID S. CONGDON GRANTOR RETAINED ANNUITY TRUST 2017

By:	/s/ David S. Congdon
David S. Congdon, Trustee

DAVID S. CONGDON IRREVOCABLE TRUST #2, DATED NOVEMBER 18, 1999

By:	/s/ Helen S. Congdon
Helen S. Congdon, Trustee

Page 41 of 42 pages

CUSIP No. 679580100

AUDREY L. CONGDON IRREVOCABLE TRUST #2, DATED MAY 28, 2004

By:	/s/ David S. Congdon
David S. Congdon, Trustee

EARL E. CONGDON GRAT REMAINDER TRUST

By:	/s/ David S. Congdon
David S. Congdon, Co-Trustee

DAVID S. CONGDON IRREVOCABLE TRUST #1 FBO KATHRYN HARRELL

By:	/s/ Helen S. Congdon
Helen S. Congdon, Trustee

DAVID S. CONGDON IRREVOCABLE TRUST #1 FBO MARILYN NOWELL

By:	/s/ Helen S. Congdon
Helen S. Congdon, Trustee

DAVID S. CONGDON IRREVOCABLE TRUST #1 FBO ASHLYN CONGDON

By:	/s/ Helen S. Congdon
Helen S. Congdon, Trustee

KATHRYN LEIGH CONGDON REVOCABLE DECLARATION OF TRUST, DATED MAY 23 2006

By:	/s/ Kathryn C. Harrell
Kathryn C. Harrell, Trustee

MARILYN MARIE CONGDON REVOCABLE DECLARATION OF TRUST, DATED MAY 23 2006

By:	/s/ Marilyn C. Nowell
Marilyn C. Nowell, Trustee

AUDREY CONGDON IRREVOCABLE TRUST #1 FBO MEGAN OGLESBY

By:	/s/ David S. Congdon
David S. Congdon, Trustee

AUDREY CONGDON IRREVOCABLE TRUST #1 FBO SETH YOWELL

By:	/s/ David S. Congdon
David S. Congdon, Trustee

Page 42 of 42 pages